UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 30, 2005

Date of Report (Date of earliest event reported)

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51666	20-3898239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 962-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2005, Spansion Japan Limited (“Spansion Japan”), an indirect subsidiary of Spansion Inc., and Sumicrest Leasing Limited (“Sumicrest”) entered into an amendment agreement (the “Amendment”), which amended the master lease agreement between Spansion Japan and Sumicrest dated as of January 5, 2005. Pursuant to the terms of the Amendment, the covenants requiring Fujitsu Limited to hold not less than 40% share ownership in Spansion Japan were deleted.

Item 1.02 Termination of a Material Definitive Agreement.

On December 30, 2005, Spansion Japan voluntarily prepaid and terminated the term loan agreement among Spansion Japan, Mizuho Corporate Bank, Ltd. (“Mizuho”) and the banks party thereto, dated as of September 25, 2003 (the “Loan Agreement”). The Loan Agreement was prepaid and terminated with the consent of Mizuho. The outstanding principal and interest on the Loan Agreement as of December 30, 2005, was approximately 8.4 billion Japanese yen (approximately $71.3 million based on a U.S. dollar to yen exchange rate of $1.00 to 117.8450 Japanese yen as of December 30, 2005). There were no penalties associated with the prepayment and termination of the Loan Agreement.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amendment Agreement between Spansion Japan Limited and Sumicrest Leasing Limited, dated as of December 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANSION INC.

Date: January 5, 2006	By:	/s/ Steven J. Geiser
	Name:	Steven J. Geiser
	Title:	Corporate Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment Agreement between Spansion Japan Limited and Sumicrest Leasing Limited, dated as of December 30, 2005.